                                                                   EXHIBIT 99.1

[COMPANY LOGO APPEARS HERE]


              UNITED STATES LIME & MINERALS, INC. -- NEWS RELEASE


FOR IMMEDIATE RELEASE                                      Contact:  Herb Wilson
                                                                  (972) 991-8400

                 UNITED STATES LIME & MINERALS, INC. PURCHASES
                     LIMESTONE PROCESSING PLANT IN COLORADO


         Dallas, Texas, June 8, 1999 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today announced that it has purchased the plant and equipment assets of Calco, Inc. in Salida, Colorado, together with all finished product inventories. Calco, Inc. produces pulverized limestone products in bagged and bulk form, and the plant facilities also include a dormant lime kiln.

         The purchase was completed for cash through the Company's wholly owned subsidiary, Colorado Lime Company. Details of the transaction were not disclosed.

         "This purchase was a logical extension of our existing markets, particularly since Calco, Inc. processes limestone from mineral reserves already in the Company's ownership," commented Herb Wilson, President and Chief Executive Officer. "The business presently has annual revenues of approximately $1.0 million, however, we have received a permit for the operation of the lime kiln, and expect to complete the necessary engineering with a view to restarting quicklime production next year."

         United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

         Investors are cautioned that any statements in this news release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory, climatic and financial contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.




                                    - end -

                                    - E-2 -